Contract #97-211-026

Kindill Mining, Inc.

Amendment No.2

EXHIBIT 10.67

AMENDMENT NO. 2 TO COAL SUPPLY AGREEMENT

THIS AMENDMENT NO. 2 COAL SUPPLY AGREEMENT (“Amendment No. 2”) is entered into effective as of January 1, 2002, by and between LOUISVILLE GAS AND ELECTRIC COMPANY, (hereinafter referred to as “Buyer”) a Kentucky corporation, whose address is 220 West Main Street, Louisville, Kentucky 40202, KINDILL MINING, INC., (hereinafter referred to as “Seller”) an Indiana corporation, whose address is 1216 East County Road, 900 South, Oakland City, Indiana 47660; and HORIZON NR, LLC, (hereinafter referred to as “Guarantor”) a Delaware limited liability corporation, whose address is 2000 Ashland Drive, Ashland, Kentucky 41101.  In consideration of the agreements herein contained, the parties hereto agree as follows.

1.0                               AMENDMENTS

The Agreement heretofore entered into by the parties, dated effective July 1, 1997 and identified by the Contract Number set forth above, as amended by Amendment No. 1 dated effective January 1, 2001(hereinafter together referred to as the “Agreement”), is hereby further amended as follows:

2.0                               TERM

Section 2 Term, is deleted in its entirety and replaced with the following:

“The term of this agreement shall commence on July 1, 1997 and continue through December 31, 2005.”

3.0                               QUANTITY

3.1           Section 3.0 Quantity, is deleted in its entirety and replaced with the following:

3.2           Section 3.1 Base Quantity

“Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual base quantity of coal (“Base Quantity”), to be delivered on a ratable monthly basis:

YEAR	BASE QUANTITY (TONS)

2002	700,000
2003 - 2005	900,000	per year

3.3          Section 3.2, Underdeliveries, is hereby added as follows:

If Seller delivers 85% or less of the ratable monthly quantity hereunder during any one calendar month (the “Underdeliveries”) and such Underdeliveries are not excused by a valid force majeure event, the Base Price that was in effect in 2001 shall be automatically and immediately reinstated, effective on the first day of the month during which the Underdeliveries occurred.  If such Underdeliveries exceed 15% during any sixty (60) day period, Buyer shall have the immediate right to offset cover costs against payments due Seller and Seller acknowledges and agrees it shall be responsible for all cover costs resulting from such Underdeliveries.  If Buyer chooses not to cover, such Underdeliveries shall be made up at Buyer’s sole option per Buyer’s schedule.

Notwithstanding this specific remedy, the parties agree that Buyer’s remedies for Sellers’ underdeliveries and defaults shall be cumulative and not exclusive and shall include contractual, legal and equitable remedies.

4.0          QUALITY

Section 6.1 Specifications, sub-sections (b), (c), and (e) are hereby deleted in their entireties.

5.0                               PRICE

5.1           Section 8.1 Base Price, is hereby deleted in its entirety and replaced with the following provision:

Section 8.1 Base Price. “The base price (“Base Price”) of the coal to be sold hereunder will be firm and in accordance with the following:

BASE PRICE

YEAR	PRICE ($Per MMBTU)

2002 - 2005	$.95455 FOB railcar

The parties hereto acknowledge Buyer has paid Seller $1.00/MMBtu for all coal received on and after January 1, 2002. As of May 31, 2002, 391,261.8 tons of coal have been received by Buyer.  On and after the date all parties have fully executed this Agreement, Buyer will begin receiving a credit of $1 per ton for all coal delivered by Seller to Buyer, which credit shall continue until all overpayments have been recouped by Buyer.

5.2                                 Quality Price Discounts,  Sections 8.2(b)(i) and 8.2(b)(ii), are hereby deleted in their entireties.

5.3           Section 8.3 Price Review is hereby deleted in its entirety.

6.0                               GUARANTY OF SELLER’S OBLIGATIONS.  As a material inducement for Buyer’s entering into this Amendment No. 2, and in consideration thereof, Guarantor hereby guarantees the full, prompt and complete performance by Seller of all the terms and conditions of the Agreement to be performed by Seller thereunder (the “Guaranty”).  Guarantor hereby indemnifies and holds Buyer and Buyer’s successors and assigns harmless from and against all liability and expense, including reasonable attorney’s fees, sustained by Buyer by reason of the failure of Guarantor fully to perform and comply with the terms and obligations of the Agreement, or by reason of any misrepresentation of Guarantor hereunder.   It is understood this is a continuing, absolute and unconditional Guaranty, co-extensive and co-terminous with the Agreement between the Seller and Buyer, as it may be further extended and amended by Buyer and Seller.  Guarantor hereby expressly waives notice of acceptance of this Guaranty, notice of the defaults by Seller or of nonpayment or nonfulfillment of any or all of Seller’s liabilities and obligations.  The delay or failure of Buyer to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right or of the Guaranty.  The Guarantor hereby expressly gives the Buyer and Seller from time to time, without notice to Guarantor, authority and consent to give and make such extensions, renewals, settlements, and compromises at it may deem proper with respect to any of the duties or liabilities of the Seller under this Agreement.

7.0                               NOTICES

The following notice provisions in Section 12.1, Form and Place of Notice, are hereby revised as follows:

The copy address listing Buyer’s Manager, Procurement Services is hereby deleted.

The notice addresses for Seller are hereby deleted and replaced with the following:

If to Seller:	Kindill Mining
1216 East County Road 800 South
Oakland City, Indiana 47660

[No copy address.]

8.0                               EARLY TERMINATION

Section 13 Early Termination is hereby deleted in its entirety.

9.0                               STATUS OF AGREEMENT

As amended herein, all terms and conditions in the Agreement are hereby ratified and confirmed and shall continue in full force and effect, including without limitation the representations, warranties, non-waiver and indemnification provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 on the day and year below written, but effective as of the day and year first set forth above.

LOUISVILLE GAS AND ELECTRIC COMPANY		KINDILL MINING, INC.

By:		By:
Paul Thompson
	Senior Vice President — Energy Services	Kent Holcomb
President

DATE:		DATE:

Guarantor:
HORIZON NR, LLC

By:

Its:

DATE: